Exhibit 99.1

            Kimco Realty Corporation Reports 31.5 Percent
            Increase in Second Quarter 2007 FFO Per Share

    NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--July 27, 2007--Kimco Realty Corporation (NYSE: KIM), reported results for the quarter ending June 30, 2007.

    Net income available to common shareholders was up 18.2 percent to $125.1 million from $105.8 million in the second quarter of 2006 or $0.49 per diluted share for the quarter, an increase of 14.0 percent from $0.43 for the same period in 2006. Year-to-date, net income per diluted share available to common shareholders was $1.07, up 28.9 percent from the same period in the prior year.

    Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, grew to $184.2 million for the second quarter 2007, an increase of 38.2 percent from $133.3 million in the same period a year ago. Funds from operations per diluted share increased by 31.5 percent to $0.71 from $0.54 in the second quarter of 2006. Year-to date, FFO per diluted share grew 39.3 percent to $1.49 from $1.07 for the same period in 2006. A reconciliation of net income to FFO is provided in the attached tables.

    Highlights for the second quarter 2007:

    --  Announced 11.1 percent increase in common dividend;

    -- Increased FFO per diluted share by 31.5 percent over the second quarter of 2006;

    -- Achieved growth in same-store net operating income for the quarter of 4.0 percent;

    -- At quarter end, posted a record high 95.8 percent of space leased in the core holdings portfolio, a 100 basis point increase from the same period a year ago;

    -- Recognized $21.3 million of promoted income upon the sale of ten assets from Kimco Retail Opportunity Portfolio (KROP);

    -- Recognized $15.3 million in residual participation on the sale of 625 Broadway, a mixed-use property located in New York; and

    -- Recognized $15.0 million of residual participation from the sale of 11 Apple Self Storage properties in Canada.

    Portfolio Activity

    Kimco's shopping center portfolio includes 959 properties: 867 in the United States and Puerto Rico, 38 in Canada, 50 in Mexico and 4 in Chile. Same-store growth in net operating income was 4.0 percent with redevelopment having no impact in the current quarter. Same-store growth has averaged 4.6 percent over the past eight quarters.

    The company has more than 50 active redevelopment and development projects in its portfolio, excluding merchant build projects, totaling more than $1.6 billion in targeted investment. Redevelopment continues at Westlake, an $80 million redevelopment project at the company's 650,000 square foot lifestyle center in Daly City, Calif. Both Factoria Mall, a $50 million project in Bellevue, Wash., and Grant Square, a $75 million mixed-use project in Orlando, Fla. which will include a new 185,000 square foot Target, are complete site redevelopments that are in the initial stages. Targeted yields for these projects are estimated between 10 - 13 percent. The grand opening of the District at Tustin Legacy, the company's one million square foot lifestyle center being developed in partnership with Vestar Development Company in Tustin, Calif., is scheduled in the third quarter of 2007. In Mexico, Kimco has 18 projects underway with targeted investment in excess of US $600 million which are expected to generate yields between 12 - 16 percent. The centers range in size from 200,000 square feet to 700,000 square feet and are anchored by strong tenants such as Wal-Mart, HEB, Home Depot, Cinepolis and Coppel.

    Core Portfolio

    For the quarter, the company signed a total of 259 leases totaling 947,000 square feet in its core holdings: 133 new leases for 406,000 square feet and 126 lease renewals for 541,000 square feet. The average increase in contractual base rent on new leases signed for the same space was approximately 11.3 percent on a cash basis.

    During the quarter the company acquired nine properties totaling
1.8 million square feet for approximately $509.9 million in the U.S., including Flagler Plaza in Miami, Fla. and Suburban Square in Ardmore, Pa. The company expects that both of these centers will be transferred into its investment management programs. The company also acquired one additional auto dealership in Toronto, Canada during the quarter for $9.9 million.

    In Mexico, Kimco sold a 50 percent interest in three development properties into its Mexican joint venture with GE Real Estate for US $15.7 million. Plaza Cuautla, a 560,000 square foot shopping center, is located in Cuautla, just south of Mexico City and Plaza Mexiquense, a 160,000 square foot center, is located in Tecamac, just north of Mexico City. Both are anchored by Wal-Mart. The third center, Juarez II, is a 150,000 square foot Wal-Mart anchored center located just south of the Mexico/U.S. border near El Paso, Texas.

    Two additional development projects in Mexico were approved during the quarter totaling more than 500,000 square feet and estimated at approximately US $50 million. The 188,000 square foot Plaza Frontera-Monclava will be anchored by Wal-Mart as well as a theater. The second project, a 319,000 square foot center in Tijuana, will be anchored by SuperWal-Mart, Sam's, Home Depot and Cinepolis.

    The Mexico Land Fund, a joint venture managed by Kimco, acquired a 36 acre land parcel in Mazatlan, Mexico for approximately US $11.8 million. The land will be held for future development.

    Also in Mexico, the company acquired two new industrial properties with its joint venture partner American Industries. The properties, located in Chihuahua, were purchased for US $2.0 million.

    Subsequent to the quarter end, the company closed on two additional properties in Mexico. Plaza Refugio, a 221,000 square foot shopping center located in Tijuana, was purchased in a 50/50 joint venture with a local partner. Kimco purchased a 15% interest in MagnoCentro26, a 245,000 square foot center, for US $8.3 million.

    As previously announced, Kimco and its partner, Patio, S.A., acquired four neighborhood/convenience centers in Santiago, Chile. The centers were purchased for US $16.5 million and total approximately 100,000 square feet with planned expansion of an additional 50,000 square feet. Tenants in the centers include Cencosud, the largest retailer in Chile and Argentina, Cruz Verde, a leading pharmacy chain and La Polar, a popular discount department store.

    Kimco Investment Management Programs

    The company acquired 11 shopping centers totaling 1.0 million square feet for $308.7 million during the quarter and disposed of 15 shopping centers totaling 2.1 million square feet for $294.2 million in its various investment management programs. Excluded from this are nine properties from KROP acquired by the company's new joint venture with SEB as discussed below. Fees from Kimco's investment management business increased to $13.7 million from $12.3 million in the second quarter 2006, including $8.6 million in management fees, $2.5 million in acquisition and other transaction-based fees and $2.6 million in other ongoing fees.

    SEB

    The company entered into a new joint venture with SEB Immobilien-Investment GmbH which purchased nine shopping centers on June 19 for $235 million. The centers, totaling approximately 1.2 million square feet, were purchased from KROP, a joint venture between Kimco and GE Real Estate. Sales of these assets from KROP generated promoted income to Kimco of $21.3 million. Kimco has a 15% interest in the properties and is the property manager. The Kimco/SEB venture will continue to evaluate retail shopping centers for future acquisitions.

    UBS

    Kimco and its joint venture partner, UBS Wealth Management, acquired ten shopping centers for $289.3 million. Six properties, totaling approximately 428,500 square feet, are located in California and four, totaling 484,500 square feet, are in Nevada. Major tenants in the properties include Safeway, Bed, Bath & Beyond, Cost Plus, Borders, Raley's, Longs Drugs and Starbucks.

    Kimco Developers, (KDI)

    Kimco Developers Inc. sold Hazel Dell Town Center, a 436,000 square foot shopping center in Vancouver, Wash. for $59.8 million generating a gain of approximately $8.8 million before tax. KDI also sold seven out parcels for a total of $16.8 million which reduced its basis in the associated development projects.

    The company acquired three parcels for development for a total of $31.9 million, including 180 acres for The Grove, a 600,000 square foot shopping center in Hoover, Ala., which will be anchored by Target, Lowe's, Kohl's and Best Buy.

    Kimco Capital Services

    Preferred Equity Investments

    Kimco currently has approximately $415 million invested in 246 properties in its preferred equity program, 153 properties in the U.S. and 93 properties in Canada.

    Kimco recognized a total of $24.6 million of income, net of tax, from preferred equity investments, including US $15.0 million from the sale of 11 Apple Self Storage properties in Canada. The company received $7.0 million from the sale of Hillside in Texas including profit participation of $2.2 million and $4.2 million related to the refinancing of Wellington Market in Florida, including the return of the company's $2.0 million investment as well as residual participation of $2.2 million.

    The company acquired nine new preferred equity investments in the U.S. totaling $58.2 million during the quarter. The largest is a $31.5 million investment in Lake Grove Shopping Center, a 160,000 square foot shopping center in Lake Grove, N.Y. anchored by JC Penney and Home Depot.

    Subsequent to the quarter end, Kimco invested US $5.4 million in a retail development project located in Milton, Ontario.

    Retailer Services & Kimco Select (KSI)

    Retailer Services, Kimco's business which provides capital to retailers and other enterprises with significant real estate holdings and Kimco Select, which invests opportunistically with select operating partners, recognized income of $43.1 million during the quarter. Income from Retailer Services included $3.7 million resulting from the re-characterization of previously received distributions as income in connection with Albertson's final purchase price allocation. Additionally, Retailer Services realized $1.3 million in gains from the sale of properties in FNC Realty.

    Kimco Select recognized approximately $15.3 million in profit participation from the sale of its interest in 625 Broadway, a mixed-use building located in New York City. KSI also realized income of $8.1 million from a distribution of 50,000 shares of Sears stock.

    Portfolio Overview

    As of June 30, 2007, Kimco owned equity interests in 1,519 properties in the United States, Puerto Rico, Canada, Mexico and Chile totaling 180 million square feet as follows: 409 consolidated shopping centers, 474 joint venture shopping centers, 19 retail stores leases and 57 development properties that together total 959 centers and 147 million square feet. Also included in the 1,519 total are 246 preferred equity investments and 314 other real estate related investments all of which aggregate approximately 33 million square feet.

    The company continues to expand internationally. At June 30, the company had interests in 139 properties totaling 17.1 million square feet in Canada comprised of 38 shopping centers, 93 preferred equity investments and 8 other real estate related investments. In Mexico, the company owned interests in 114 properties totaling 17.5 million square feet comprised of 32 shopping centers, 18 properties under development and 64 other real estate investments. The company also has investments in four shopping centers in Chile.

    2007 Guidance

    --  FFO: $2.54 - $2.59 per diluted share;

    -- Growth in same-store net operating income of approximately 4.0 percent;

    --  Gross property, asset management and other ongoing fees of $38
        - $40 million;

    -- Total acquisitions for the remainder of the year including investment management programs of $500 million; approximately $100 million of dispositions for the remainder of the year;

    -- Total gains on sales, net of tax, from KDI of approximately $20 million; and

    --  Aggregate contribution, net of tax, from Kimco Preferred
        Equity, Retailer Services and Kimco Select of approximately $60 - 65 million for the remainder of the year.

    Conference Call and Supplemental Materials

    The company will hold its quarterly conference call today, Friday, July 27 at 10:00 a.m. Eastern Time. The call will include a review of the company's second quarter 2007 performance as well as a discussion of the company's strategy and expectations for the future.

    To participate, dial 1-800-289-0572. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 1936114. Access to the live call and a replay will be available through the company's website at www.kimcorealty.com under "Investor
Relations: Presentations."

    About Kimco

    Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates the nation's largest portfolio of neighborhood and community shopping centers. As of June 30, 2007, the company owned interests in 1,519 properties comprising 180 million square feet of leaseable space across 45 states, Puerto Rico, Canada, Mexico and Chile. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 45 years. For further information, visit the company's web site at www.kimcorealty.com.

    Safe Harbor Statement

    The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2006. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

    The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2006, as may be updated or supplemented in the company's Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.


                       KIMCO REALTY CORPORATION
             Condensed Consolidated Statements of Income
                (in thousands, except per share data)
                             (unaudited)


                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                           2007        2006        2007        2006
                       ----------- ----------- ----------- -----------


Revenues from Rental
 Properties            $170,785    $145,986    $328,879    $282,902
                       ----------- ----------- ----------- -----------

Rental Property
 Expenses:
  Rent                    3,097       2,881       5,981       5,730
  Real Estate Taxes      19,952      19,151      38,606      36,074
  Operating and
   Maintenance           22,579      17,134      43,486      34,223
                       ----------- ----------- ----------- -----------
                         45,628      39,166      88,073      76,027
                       ----------- ----------- ----------- -----------

Net Operating Income    125,157     106,820     240,806     206,875

Income from Other Real
 Estate Investments      32,450      15,430      46,969      33,747
Mortgage Financing
 Income                   4,586       8,716       7,724      12,910
Management and Other
 Fee Income              13,740      12,340      30,786      19,735
Depreciation and
 Amortization           (46,910)    (34,289)    (88,596)    (62,397)
                       ----------- ----------- ----------- -----------
                        129,023     109,017     237,689     210,870

Interest, Dividends and
 Other Investment
 Income                   8,315      12,054      14,558      24,344
Other (Expense)/Income,
 Net                       (865)     (3,134)     (4,572)      8,305

Interest Expense        (52,672)    (41,374)    (98,930)    (80,928)
General and
 Administrative
 Expenses               (24,810)    (16,564)    (47,508)    (33,295)
                       ----------- ----------- ----------- -----------
                         58,991      59,999     101,237     129,296

Benefit for Income
 Taxes                    2,974       3,257      33,088       1,680

Equity in Income of
 Joint Ventures, Net     42,215      26,761      72,375      43,512
Minority Interests in
 Income, Net             (9,681)     (8,015)    (13,815)    (13,757)
  Gain on Sale of
   Development
   Properties Net of
   Tax of $3,533,
   $4,423, $5,134 &
   $5,632, respectively   5,300       6,635       7,703       8,447
                       ----------- ----------- ----------- -----------

  Income from
   Continuing
   Operations            99,799      88,637     200,588     169,178
                       ----------- ----------- ----------- -----------

Discontinued
 Operations:
  Income from
   Discontinued
   Operating Properties  22,736       2,598      30,722       6,699
  Minority Interest in
   Income                (5,403)     (1,501)     (5,559)     (1,574)
  Loss on Operating
   Properties Held for
   Sale/Sold             (1,832)       (813)     (1,832)       (813)
  Gain on Disposition
   of Operating
   Properties, Net of
   Tax                    2,476      18,429       5,271      30,055
                       ----------- ----------- ----------- -----------
    Income from
     Discontinued
     Operations          17,977      18,713      28,602      34,367
                       ----------- ----------- ----------- -----------

Gain On Transfer Of
 Operating Properties
 (1)                          -       1,394           -       1,394
Gain On Sale Of
 Operating Properties,
 Net of Tax (1)           1,606           -       2,332           -
                       ----------- ----------- ----------- -----------
                          1,606       1,394       2,332       1,394
                       ----------- ----------- ----------- -----------

  Income before
   Extraordinary Item   119,382     108,744     231,522     204,939

Extraordinary Gain from
 Joint Venture
 Investment Resulting
 from Purchase Price
 Allocation, Net of
 Income Tax of $6,277,
 $0, $36,277 & $0 and
 Minority Interest        8,640           -      50,265           -

                       ----------- ----------- ----------- -----------
  Net Income            128,022     108,744     281,787     204,939

  Preferred Dividends    (2,909)     (2,909)     (5,819)     (5,819)
                       ----------- ----------- ----------- -----------

  Net Income Available
   to Common
   Shareholders        $125,113    $105,835    $275,968    $199,120
                       =========== =========== =========== ===========

Weighted Average Shares
 Outstanding for Net
 Income Calcs:
  Basic                 252,074     240,554     251,721     234,647
                       =========== =========== =========== ===========
    Units                     -         633           -         554
    Dilutive Effect of
     Options              5,324       4,861       5,701       4,864
                        -------     -------     -------     -------
  Diluted               257,398     246,048     257,422     240,065
                       =========== =========== =========== ===========


Per Common Share:
  Income from
   Continuing
   Operations:
    Basic              $   0.39    $   0.36    $   0.78    $   0.70
                       =========== =========== =========== ===========
    Diluted            $   0.38(2) $   0.35(3) $   0.77(2) $   0.69(3)
                       =========== =========== =========== ===========
  Net Income:
    Basic              $   0.50    $   0.44    $   1.10    $   0.85
                       =========== =========== =========== ===========
    Diluted            $   0.49(2) $   0.43(3) $   1.07(2) $   0.83(3)
                       =========== =========== =========== ===========


Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

(1)Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.

(2)Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

(3)Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income would be increased by $209 for the three months ended June 30, 2006 and $363 for the six months ended June 30, 2006.


                       KIMCO REALTY CORPORATION
                        Funds From Operations
                (in thousands, except per share data)
                             (unaudited)

                       Three Months Ended       Six Months Ended
                            June 30,                June 30,
                        2007        2006        2007        2006
                      ---------   ---------   ---------   ---------

Funds From Operations

   Net Income         $128,022    $108,744    $281,787    $204,939

   Gain on
    Disposition of
    Operating Prop.,
    Net of Minority
    Interests           (2,476)    (18,163)     (5,270)    (29,789)

   Gain on
    Disposition of
    Joint Venture
    Operating
    Properties          (9,624)     (6,589)    (21,796)     (8,321)

   Depreciation and
    Amortization        46,109      35,617      88,251      65,294

   Depr. and Amort. -
    Real Estate JV's,
    Net of Minority
    Interests           25,055      16,610      49,808      31,619

   Preferred Stock
    Dividends           (2,909)     (2,909)     (5,819)     (5,819)
                      ---------   ---------   ---------   ---------

   Funds From
    Operations        $184,177    $133,310    $386,961    $257,923
                      =========   =========   =========   =========

Weighted Average
 Shares Outstanding
 for FFO
 Calculations:
-Basic                 252,074     240,554     251,721     234,647
                      ---------   ---------   ---------   ---------
   Units                 5,688       5,802       5,766       5,321
   Dilutive Effect of
    Options              5,324       4,861       5,701       4,864
                      ---------   ---------   ---------   ---------
-Diluted               263,086 (1) 251,217 (1) 263,188     244,832 (1)
                      =========   =========   =========   =========

   Per Common Share -
    Basic             $   0.73    $   0.55    $   1.54    $   1.10
                      =========   =========   =========   =========

-Diluted              $   0.71 (1)$   0.54 (1)$   1.49 (1)$   1.07 (1)
                      =========   =========   =========   =========

(1)Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds From Operations would be increased by $2,388 and $2,103 for the three months ended June 30, 2007 and 2006, respectively and $4,799 and $3,842 for the six months ended June 30, 2007 and 2006, respectively.


                       KIMCO REALTY CORPORATION
                Condensed Consolidated Balance Sheets
               (in thousands, except share information)
                             (unaudited)

                                               June 30,   December 31,
                                                 2007        2006
                                              ---------- -------------
 Assets:
  Operating Real Estate, Net of Accumulated
   Depreciation of $883,094 and $806,670,
   respectively                               $4,831,752 $   4,156,667
  Investments and Advances in Real Estate
   Joint Ventures                              1,273,382     1,067,918
  Real Estate Under Development                1,115,980     1,037,982
  Other Real Estate Investments                  461,734       451,731
  Mortgages and Other Financing Receivables      176,070       162,669
  Cash and Cash Equivalents                      109,531       345,065
  Marketable Securities                          228,579       202,659
  Accounts and Notes Receivable                   90,364        83,418
  Other Assets                                   337,858       361,171
                                              ---------- -------------
 Total Assets                                 $8,625,250 $   7,869,280
                                              ========== =============

 Liabilities:
  Notes Payable                               $3,414,047 $   2,748,345
  Mortgages Payable                              563,975       567,917
  Construction Loans Payable                     213,193       270,981
  Dividends Payable                               93,697        93,222
  Other Liabilities                              419,141       396,614
                                              ---------- -------------
 Total Liabilities                             4,704,053     4,077,079
                                              ---------- -------------
  Minority Interests                             421,194       425,242
                                              ---------- -------------

 Stockholders' Equity:
  Preferred Stock , $1.00 par value,
   authorized 3,600,000 shares
  Class F Preferred Stock, $1.00 par value,
   authorized 700,000 shares
       Issued and Outstanding 700,000 shares         700           700
       Aggregate Liquidation Preference
        $175,000
  Common Stock, $.01 par value, authorized
   750,000,000 shares
       Issued 252,735,515 and 251,416,749
        shares;
       Outstanding 252,188,935 and
        250,870,169, respectively.                 2,522         2,509
  Paid-In Capital                              3,211,398     3,178,016
  Retained Earnings                              234,990       140,509
                                              ---------- -------------
                                               3,449,610     3,321,734
  Accumulated Other Comprehensive Income          50,393        45,225
                                              ---------- -------------
 Total Stockholder's Equity                    3,500,003     3,366,959
                                              ---------- -------------
 Total Liabilities and Stockholder's Equity   $8,625,250 $   7,869,280
                                              ========== =============


                       KIMCO REALTY CORPORATION
 Reconciliation of Projected Diluted Net Income Per Common Share to
       Projected Diluted Funds From Operations Per Common Share
                             (Unaudited)

                                                       Projected Range
                                                       Full Year 2007
                                                         Low    High
                                                       ------- -------
Projected diluted net income per common share          $ 1.68  $ 1.75

Projected depreciation & amortization                    0.63    0.65

Projected depreciation & amortization of real estate
 joint ventures, net of minority interests               0.33    0.36

Gain on disposition of operating properties             (0.02)  (0.05)

Gain on disposition of joint venture operating
 properties, net of minority interests                  (0.08)  (0.12)
                                                       ------- -------

Projected FFO per diluted common share                 $ 2.54  $ 2.59
                                                       ======= =======

Projections involve numerous assumptions such as rental income
 (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.


    CONTACT: Kimco Realty Corporation
             Barbara M. Pooley, vice president, investor relations
             1-866-831-4297